                                           ***Text Omitted and Filed Separately
                                           Confidential Treatment Requested
                                           Under 17 C.F.R. Sections 200.80(b)(4)
                                           And 240.24b-2

                                                                   EXHIBIT 10.66

                                LICENSE AGREEMENT

      THIS LICENSE AGREEMENT (this "Agreement") dated as of December 30, 2004 (the "Effective Date"), is entered into between AdnaGen AG, ("AdnaGen"), having a place of business at Ostpassage 7 D-30853, Langenhagen, Germany and Gen-Probe Incorporated ("Gen-Probe"), having a place of business at 10201 Genetic Center Drive, San Diego, California 92121 (collectively, the "parties" and each a "party").

                                    RECITALS

      WHEREAS, AdnaGen owns or has rights in certain technology concerning the qualitative and quantitative detection of cells which may be useful in connection with nucleic acid diagnostic assays.

      WHEREAS, Gen-Probe desires to obtain an exclusive worldwide license in such technology to develop and commercialize Licensed Products and Services (as defined below).

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

      1.    DEFINITIONS

            1.1 "ADDITIONAL LICENSED PRODUCT" shall mean any Product within the Group 1 Additional Products or within the Group 2 Additional Products if and when the licenses granted to Gen-Probe under this Agreement have been expanded to include such Product in accordance with Section 3.4 or Section 3.5.

            1.2 "AFFILIATE" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

            1.3 "CONFIDENTIAL INFORMATION" shall mean, with respect to a party, all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the disclosing party to the other party.

            1.4 "EXISTING DISTRIBUTION AGREEMENTS" shall mean those existing distribution agreements made between AdnaGen and MoBiTec GmbH and AdnaGen and Genzyme Virotech GmbH for the distribution of AdnaGen's existing diagnostic tests for breast cancer and colon cancer.

            1.5 "FIRST COMMERCIAL SALE" shall mean, with respect to any Licensed Product, the first sale of such Licensed Product for use by a third party in any country in the Territory or the first commercial use by Gen-Probe or any of its Affiliates of such Licensed Product in exchange for payment by a third party.

            1.6 "GROUP 1 ADDITIONAL PRODUCTS" shall mean in-vitro diagnostic assays to isolate, detect, identify or quantify, or test for drug susceptibility of, one or more proteins or nucleic acid sequences as diagnostic indicators for the presence of KIDNEY CANCER, CERVICAL CANCER, AND/OR OVARIAN CANCER, for the purpose of research, diagnosis or medical care, the manufacture, use, sale offer for sale or importation of which would, but for the license herein granted by AdnaGen to Gen-Probe, infringe one or more Valid Claims of the Licensed Patent Rights.

            1.7 "GROUP 2 ADDITIONAL PRODUCTS" shall mean in-vitro diagnostic assays to isolate, detect, identify or quantify, or test for drug susceptibility of, one or more proteins or nucleic acid sequences as diagnostic indicators for the presence of LUNG CANCER, COLON CANCER, AND/OR BREAST CANCER, for the purpose of research, diagnosis or medical care, the manufacture, use, sale offer for sale or importation of which would, but for the license herein granted by AdnaGen to Gen-Probe, infringe one or more Valid Claims of the Licensed Patent Rights.

            1.8 "LICENSED IP RIGHTS" shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.

            1.9 "LICENSED KNOW-HOW RIGHTS" shall mean all trade secret and other know-how rights in all information and data that is not generally known (including, but not limited to, information and data regarding formulae, procedures, protocols, techniques and results of experimentation and testing) in AdnaGen's possession as of the Effective Date of this Agreement, which is reasonably useful or necessary for Gen-Probe to make, use, develop, sell or seek regulatory approval to market a composition, or to practice any method or process, constituting Licensed Products or Services at any time claimed or disclosed in any issued patent or pending patent application within the Licensed Patent Rights.

            1.10 "LICENSED PATENT RIGHTS" shall mean (a) those certain patent applications and patents listed on Exhibit A hereto; (b) all patents that have issued or in the future issue from such foregoing patent applications, including utility, model and design patents and certificates of invention; (c) all patents that have issued or in the future issue from any patent application that claims priority from, or common priority with, any of the foregoing patent applications, including utility, model and design patents and certificates of invention; and (d) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such foregoing patent applications and patents.

            1.11 "LICENSED PRODUCTS" shall mean [...***...] to [...***...],
[...***...], [...***...], or [...***...] for [...***...] of, one or more proteins or nucleic acid sequences as diagnostic indicators for the presence of PROSTATE CANCER AND/OR BLADDER CANCER, for the purpose of [...***...], [...***...] or [...***...], the [...***...], [...***...], [...***...] or
[...***...] of which would, but for the license herein granted by AdnaGen to Gen-Probe, infringe one or more Valid Claims of the AdnaGen Patent Rights.

            1.12 "NET SALES" shall mean, with respect to any Licensed Product or Services, the gross amount invoiced for such Licensed Product or Services billed by Gen-Probe, its Affiliates or their respective sublicensees to independent customers who are not Affiliates or sublicensees, less the following deductions, to the extent that they are actually incurred: (a) [...***...], [...***...] and [...***...], and [...***...] from the account of, such independent customers for [...***...], [...***...], [...***...], [...***...] or [...***...] Licensed
Product, to the extent these deductions are normal and customary; (b) [...***...] and [...***...] incurred in transporting such Licensed Product to such customers, each only to the extent separately invoiced and reasonably allocated among all goods subject to the shipment; (c) [...***...], [...***...] and [...***...] and other [...***...]; (d) [...***...], [...***...], [...***...]
and [...***...] incurred, but excluding [...***...] imposed on [...***...]; and
(e) [...***...], [...***...] and other [...***...] incurred in connection with the exportation or importation of such Licensed Product.

                  1.12.1 For the avoidance of doubt, Net Sales shall not include products transferred for purposes of a clinical trial by Gen-Probe and the use of such products for clinical trials will not be royalty bearing.

                  1.12.2 In the event that a Licensed Product is sold pursuant to a "reagent/rental" program or comparable sale or lease program, that portion of the invoiced price of such Licensed Product reasonably allocable to recovery of the cost of the instrumentation shall also be deducted in determining the Net Sales of such Licensed Product; provided that Gen-Probe shall not market Licensed Products and instrumentation in such a manner as to distort the relative profitability of the Licensed Products when considered in light of Gen-Probe's standard accounting practices and standard marketing practices within the clinical diagnostic industry.

            1.13 "PERSON" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

            1.14 "ROYALTY TERM" shall mean (a) with respect to each Licensed Product in each country of the Territory, considered on a country-by-country basis, if the manufacture, use or sale of such Licensed Product in such country is at the time of the First Commercial Sale in such country covered by a Valid Claim, the period beginning upon the First Commercial Sale of a Licensed Product and extending for so long as a Valid Claim remains in effect and would, if in

                                             ***CONFIDENTIAL TREATMENT REQUESTED
an issued patent, be infringed but for the license granted by this Agreement provided that in any country where the manufacture, use or sale of such Licensed Product in such country is at the time of the First Commercial Sale in such country not covered by a Valid Claim, "Royalty Term" in respect of that Licensed Product shall mean the period determined by reference to the foregoing applicable to such Licensed Product in the United States of America, and (b) with respect to each Service in each country of the Territory, considered on a country-by-country basis, if the provision of such Services in such country is at the time of the first provision of such Service in such country covered by a Valid Claim, the period beginning upon the first provision of a Service and extending for so long as a Valid Claim remains in effect and would, if in an issued patent, be infringed but for the license granted by this Agreement provided that in any country where the provision of such Services in such country is at the time of the first provision in such country not covered by a Valid Claim, "Royalty Term" in respect of that Service shall mean the period determined by reference to the foregoing applicable to such Service in the United States of America.

            1.15 "SERVICES" shall mean services using Licensed Products or Additional Licensed Products, which services are chargeable to a Third Party.

            1.16 "TERRITORY" shall mean the world.

            1.17 "THIRD PARTY" shall mean any Person other than AdnaGen, Gen-Probe and their respective Affiliates.

            1.18 "VALID CLAIM" shall mean a claim of an issued and unexpired patent within the Licensed Patent Rights which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been determined by a court of competent jurisdiction to be invalid or unenforceable through reissue or disclaimer or otherwise, and in the case of a United States or foreign patent application, a claim that has not been cancelled, withdrawn, or abandoned without being refiled in another application or that has not been finally rejected by an administrative agency action from which no appeal can be taken.

      2.    REPRESENTATIONS AND WARRANTIES

            2.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants to the other party as follows:

                  2.1.1 Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction wherein it is incorporated.

                  2.1.2 Authorization and Enforcement of Obligations. Such party
(a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

                  2.1.3 No Other Consents Required. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

                  2.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder, except as expressly described in Exhibit B, (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

            2.2 LICENSED IP RIGHTS. AdnaGen represents and warrants to Gen-Probe that as at the Effective Date (a) except as expressly described in Exhibit B, AdnaGen has not granted to any Third Party any license or other interest in the Licensed IP Rights in respect of Licensed Products; (b) AdnaGen has included in the Licensed Patent Rights all patent applications and patents owned or controlled by AdnaGen that in AdnaGen's reasonable judgment are necessary for Gen-Probe to practice the technology in respect of Licensed Products as covered, described or claimed by the Licensed Patent Rights; (c) AdnaGen has no actual knowledge of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed Patent Rights or which constitutes Licensed Know-How Rights, or
(ii) by making, using or selling Licensed Products in respect of Licensed Products; and (d) AdnaGen has no actual knowledge of any infringement or misappropriation by a Third Party of the Licensed IP Rights in respect of Licensed Products. If, during the term of this Agreement, AdnaGen obtains or becomes aware of any information relevant to (a) - (d) above, AdnaGen immediately shall, subject to any obligation of confidence owed to a Third Party, provide to Gen-Probe a written notice describing in reasonable detail such information.

            2.3 DISCLAIMER. SAVE AS PROVIDED IN SECTION 2.2, ALL RIGHTS AND ITEMS LICENSED HEREUNDER ARE PROVIDED "AS IS" AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. IN NO EVENT WILL ADNAGEN BE LIABLE FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTAL OR OTHER SIMILAR DAMAGES RESULTING FROM THE EXERCISE OF THE RIGHTS LICENSED HEREUNDER.

      3.    LICENSE GRANT

            3.1 LICENSED IP RIGHTS. AdnaGen hereby grants to Gen-Probe an exclusive license (including the right to grant sublicenses) under the Licensed Patent Rights to conduct research and to develop, make, use, offer for sale, sell and import Licensed Products and to provide Services in the Territory. To the extent required to enable AdnaGen to perform its existing obligations under the Existing Distribution Agreements, the foregoing license shall be sole. Further, AdnaGen hereby grants to Gen-Probe a non-exclusive license (including the right to grant sublicenses) under the Licensed Know-How Rights to conduct research and to develop, make, use, offer for sale, sell and import Licensed Products and to provide Services in the

Territory. The right to sell Licensed Products granted in this Paragraph 3.1 shall extend to distributors of Gen-Probe that are not Affiliates of Gen-Probe relative to their distribution of Licensed Products from Gen-Probe with no additional obligation by such distributors to pay royalties.

            3.2 SUBLICENSES. Gen-Probe shall give AdnaGen prompt written notice of each sublicense under this Agreement along with a copy of the sublicense agreements. Each sublicense shall be subject to the terms and conditions of this Agreement and Gen-Probe shall be responsible for the compliance of the terms and conditions of this Agreement by each of its sublicensees.

            3.3 AVAILABILITY OF THE LICENSED IP RIGHTS. AdnaGen has or shall provide Gen-Probe, at Gen-Probe's expense, with all information available to AdnaGen regarding the Licensed IP Rights that is reasonably necessary to practice under the license granted herein.

            3.4 OPTION TO EXPAND LICENSE TO INCLUDE GROUP 1 ADDITIONAL PRODUCTS. Subject to the terms and conditions of this Agreement, AdnaGen hereby grants to Gen-Probe and its Affiliates, and Gen-Probe (on behalf of itself and its Affiliates) hereby accepts, an option (the "OPTION") for a period of [ *** ] months following the Effective Date (the "Option Period") to expand the license granted by this Agreement to include one or more of the Group 1 Additional Products. Unless this Agreement is earlier terminated as provided in Section 9, Gen-Probe may exercise the Option as to any one or more of the Group 1 Additional Products at any time during the Option Period by sending written notice ("EXERCISE NOTICE") to AdnaGen of Gen-Probe's intent to exercise the Option. Gen-Probe shall pay AdnaGen a one-time option exercise payment of two hundred fifty thousand dollars ($250,000) for each Group 1 Additional Product as to which Gen-Probe exercises the Option. Gen-Probe may exercise the Option on one or more occasions and as to one or more of the Group 1 Additional Products. If on any occasion Gen-Probe exercises the Option for less than all of the Group 1 Additional Products, the remaining Group 1 Additional Products shall continue to be subject to the Option for the balance of the Option Period.

            3.5 RIGHTS OF FIRST NEGOTIATION FOR GROUP 2 ADDITIONAL PRODUCTS. In the event that AdnaGen proposes to grant to any Third Party (or discuss or negotiate with any Third Party the grant of) any right or license under the AdnaGen IP Rights to make, have made, use, offer for sale, sell, have sold or import any Group 2 Additional Product during the period commencing upon the Effective Date and ending upon the third (3rd) anniversary of the Effective Date (the "RIGHT OF NEGOTIATION PERIOD"), then AdnaGen shall provide Gen-Probe with prompt written notice thereof and Gen-Probe, at its option, will have the right to negotiate to expand Gen-Probe's license hereunder to include such Group 2 Additional Product provided that Gen-Probe exercises such right by written notice to AdnaGen within [...***...] of receipt of AdnaGen's notice. In addition, Gen-Probe may, at any time during the Right of Negotiation Period, provide AdnaGen with written notice that Gen-Probe wishes to negotiate to expand the License to include one or more Group 2 Additional Products. In such event, the parties shall negotiate in good faith for up to [...***...] regarding the terms pursuant to which Gen-Probe would obtains such an expansion of the rights granted pursuant to Section 3.1. Gen-Probe may exercise its rights under this
Section 3.5 on a target-by-target basis, and Gen-Probe's waiver of its rights hereunder with respect to any particular Group 2 Additional Product shall not constitute

                                             ***CONFIDENTIAL TREATMENT REQUESTED
a waiver of such rights with respect to any other Group 2 Additional Product. AdnaGen shall not grant any Third Party a license of the AdnaGen IP Rights for a Group 2 Additional Product prior to the end of such 90-day negotiation period. AdnaGen shall not grant any Third Party a license of the AdnaGen IP Rights for a Group 2 Additional Product on terms which, when considered in the aggregate, are more favorable than terms offered to Gen-Probe during the Right of Negotiation Period.

            3.6 TRANSFER OF TECHNOLOGY. Promptly following the Effective Date, AdnaGen shall provide Gen-Probe with all information comprising the Licensed Know-How Rights that may be reasonably useful to Gen-Probe in connection with this Agreement. AdnaGen shall record the cost of such services in a manner consistent with its standard accounting practices and where any cost is incurred in a currency other than US dollars, such cost shall be converted into US dollars at the exchange rate prevailing on the date on which the cost is recorded in AdnaGen's accounts (as published in The Wall Street Journal, Western Edition, under the heading "Currency Trading") in accordance with its standard accounting practices. Gen-Probe shall reimburse AdnaGen for the cost of AdnaGen's services to the extent, if any, that such cost exceeds [...***...]. All technology transfer activities shall be preapproved by Gen-Probe. All technology transfer expenses incurred by AdnaGen shall be at reasonably commercial levels and the labor component of all technology transfer shall be at an annual salary rate of no more than [...***...] per individual.

            3.7 REASONABLE COMMERCIAL EFFORTS. Gen-Probe shall at its own cost and expense use its reasonable commercial efforts to develop, to obtain all necessary and desirable regulatory and other approvals from all relevant competent authorities (including the US Food and Drug Administration) in respect of, and to maximize the use, sales and market penetration of, at least one (1) Licensed Product throughout the Territory including in the United States of America. Gen-Probe shall, within thirty (30) days of each anniversary of the Effective Date, provide AdnaGen with a written report of the steps taken by Gen-Probe, its Affiliates and any permitted sublicensees to comply with the foregoing performance obligations and shall notify AdnaGen immediately upon achievement of each milestone described in Section 4.2. The parties acknowledge that all commercial decisions relating to the development and commercialization of Licensed Products and Services shall be taken at the sole discretion of Gen-Probe.

      4.    ROYALTIES AND MILESTONES

            4.1 ROYALTIES. In consideration for the licenses granted to Gen-Probe herein, during the Royalty Term, Gen-Probe shall pay royalties to AdnaGen equal to [...***...] of Net Sales of Licensed Products or Services by Gen-Probe, its Affiliates and sublicensees in the Territory.

            4.2 MILESTONES. As additional consideration for the licenses granted to Gen-Probe herein, Gen-Probe shall pay to AdnaGen the following milestone payments upon the occurrence of each event set forth below:

                  4.2.1 One million dollars ($1,000,000) within thirty (30) days of the Effective Date.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

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

                  4.2.2 Seven hundred fifty thousand dollars ($750,000) on the later of February 1, 2006 or the issue of a patent containing valid claims that cover a Licensed Product or an Additional Licensed Product. For the purposes of this Section 4.2.2 only "valid claim" shall mean a claim of an issued and unexpired patent within the Licensed Patent Rights which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been determined by a court of competent jurisdiction to be invalid or unenforceable through reissue or disclaimer or otherwise.

                  4.2.3 [...***...] within thirty (30) days following initiation by Gen-Probe, its Affiliates or sublicensees of the first clinical trial in the United States for the first Licensed Product or the first Additional Licensed Product.

                  4.2.4 [...***...] within thirty (30) days following the first submission by Gen-Probe, its Affiliates or sublicensees to the United States FDA for acceptance or approval of the first Licensed Product or the first Additional Licensed Product.

                  4.2.5 [...***...] within thirty (30) days following the First Commercial Sale by Gen-Probe, its Affiliates or sublicensees of the first Licensed Product or the first Additional Licensed Product.

      ROYALTY REPORTS AND ACCOUNTING

            4.3 ROYALTY REPORTS. During the Royalty Term, Gen-Probe shall furnish to AdnaGen, within [...***...] days of 31 March, 30 June, 30 September and 31 December in each year during the term of this Agreement, a written report showing in reasonably specific detail the calculation of royalties owing for the reporting period. Each quarterly report shall set forth all sales of Licensed Products or Services, as applicable, details of the quantities of each type of Licensed Products sold or Services performed in the respective territories and the country of manufacture, if different, gross revenues from such sales, other allowances and discounts allowed and taken, Net Sales (and the calculation thereof) and the royalties due to the payee thereon. Concurrently with providing each such report, Gen-Probe shall pay AdnaGen all amounts payable for the period covered by such report. With respect to sales of Licensed Products or Services invoiced in United States dollars, all amounts shall be expressed in United States dollars. With respect to sales of Licensed Products or Services invoiced in a currency other than United States dollars, all amounts shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent. The United States dollar equivalent shall be calculated using the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading "Currency Trading" on the last business day of each calendar quarter. Reports shall be due on the [...***...] day following the close of each quarter for sales made by Gen-Probe or its Affiliates and reports shall be due on the [...***...] day following the close of each quarter for sales made by Third Party distributors. Gen-Probe shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

            4.4 AUDITS.

                  4.4.1 Upon the written request of AdnaGen, and not more than once in each calendar year, Gen-Probe shall permit an independent certified public accounting firm of nationally recognized standing selected by AdnaGen and reasonably acceptable to Gen-Probe, at AdnaGen's expense, to have access during normal business hours to such of the records of Gen-Probe as may be reasonably necessary to verify the accuracy of the royalty reports for any year ending not more than [...***...] prior to the date of each such request. The accounting firm shall disclose to AdnaGen only whether or not the reports are correct and the amount of any discrepancies.

                  4.4.2 If such accounting firm concludes that additional royalties were owed during such period, Gen-Probe shall pay the additional royalties within thirty (30) days of the date AdnaGen delivers to Gen-Probe such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by AdnaGen; provided, however, if the audit discloses discrepancies of greater than [...***...], then Gen-Probe shall pay the reasonable fees and expenses charged by such accounting firm.

                  4.4.3 AdnaGen shall treat all financial information subject to review under this Section 5.2 as confidential, and shall cause its accounting firm to retain all such financial information in confidence under Section 5.2 below.

      5.    PAYMENTS

            5.1 PAYMENT TERMS. Royalties shown to have accrued by each royalty report provided for under Section 4.3 above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

            5.2 EXCHANGE CONTROL. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Licensed Product is sold, Gen-Probe shall have the right, and as directed by AdnaGen, to make such payments by depositing the amount thereof in local currency to AdnaGen's account in a bank or other depository institution in such country or, if permitted by applicable law, any other country designated by AdnaGen. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

            5.3 WITHHOLDING TAXES. Gen-Probe shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Gen-Probe, its Affiliates or sublicensees, or any taxes required to be withheld by Gen-Probe, its Affiliates or sublicensees, to the extent Gen-Probe, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of AdnaGen such taxes, levies or charges. Gen-Probe shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of AdnaGen by Gen-Probe, its Affiliates or sublicensees. Gen-Probe promptly shall deliver to AdnaGen proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

      6.    CONFIDENTIALITY

            6.1 CONFIDENTIAL INFORMATION. During the term of this Agreement, and for a period of [ *** ] years following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis, under confidentiality, to those directors, officers, employees, consultants, clinical investigators, contractors, (sub)licensees, distributors or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

            6.2 TERMS OF THIS AGREEMENT. Except as otherwise provided in Section
6.1 above, neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that each party shall have the right to disclose the terms and conditions of this Agreement to any potential investor, investment banker, attorney, consultant, and permitted assignee if such person has agreed in writing, or is otherwise legally obliged, to preserve the confidentiality of that information and to make no further distribution of the information. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party's consent. Notwithstanding anything in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement and may at any time disclose to any person without limitation of any kind, the tax treatment and tax structure of such transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a "confidential transaction" in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent. This authorization is not intended to permit disclosure of any other information relating to the transaction contemplated by this Agreement, including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

            6.3 PERMITTED DISCLOSURES. The confidentiality obligations contained in this Section 7.3 shall not apply to the extent that the receiving party (the "Recipient") is required (a) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Licensed Product, provided in either case that the

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof, and the Recipient agrees to cooperate fully with the other party in all reasonable respects relating thereto. Additionally, either party may request specific written permission to disclose particular Confidential Information of the other party to a Third Party; however, the other party shall have the absolute right to refuse such request in the good faith exercise of its own business judgment.

      7.    PATENTS

            7.1 PROSECUTION AND MAINTENANCE. AdnaGen shall have the right and obligation at its sole expense and in its sole discretion to control the preparation, filing, prosecution and maintenance of the Licensed Patent Rights. If AdnaGen reasonably decides to abandon any pending application or issued patent in any country within the Licensed Patent Rights, AdnaGen shall provide written notice to Gen-Probe and give Gen-Probe the opportunity to assume control of the preparation, filing, prosecution, maintenance and enforcement of such patent application or patent at Gen-Probe's expense.

            7.2 ENFORCEMENT. AdnaGen shall have the right at its sole expense and in its sole discretion to control the enforcement of the Licensed Patent Rights against infringers. If, within six (6) months of receipt of written notice from Gen-Probe of the infringement of the Licensed Patent Rights by third party products which are directed to the same cancers or markers as any Licensed Product, AdnaGen fails to abate the infringement or file suit to enforce such Licensed Patent Rights against the infringing party, then Gen-Probe shall have the right to take whatever action it deems appropriate in its own name or, if required by law, in the name of AdnaGen to enforce such Licensed Patent Rights and AdnaGen shall take all necessary actions to permit Gen-Probe to take such action, provided Gen-Probe indemnifies AdnaGen and its representatives from any costs, claims or damages associated with such enforcement actions. The party controlling any such enforcement action may not settle, or otherwise consent to an adverse judgment in, such action that diminishes the rights or interests of the non-controlling party without the prior express written consent of the non-controlling party. All monies recovered upon the final judgment or settlement of such action shall be used first to reimburse each party for its actual costs incurred to investigate and pursue the claims against the infringement, and second to split the remaining amount equally between the parties.

      8.    TERMINATION

            8.1 EXPIRATION. This Agreement shall expire on the expiration of Gen-Probe's obligation to pay royalties to AdnaGen under Section 4.1 above.

            8.2 TERMINATION BY GEN-PROBE. Gen-Probe may terminate this Agreement, in its sole discretion, upon [...***...] days prior written notice to AdnaGen, provided Gen-Probe pays AdnaGen all monies owed AdnaGen as of the effective date of such termination and without prejudice to AdnaGen's rights under this Agreement that accrued prior to such termination.

            8.3 TERMINATION FOR CAUSE. A party may terminate this Agreement by written notice (a) upon or after the material breach of this Agreement by the other party if the other party has not cured such material breach within [...***...] days after written notice thereof by the non-

                                             ***CONFIDENTIAL TREATMENT REQUESTED
breaching party, or (b) if the other party is unable to pay its debts or enters into compulsory or voluntary liquidation (other than for the purpose of effecting a reconstruction or amalgamation in such a manner that the company resulting from such reconstruction or amalgamation if a different legal entity shall agree to be bound by and assume the obligations of such party under this Agreement) or compounds with or convenes a meeting of its creditors or has an administrative receiver or administrator appointed over all or part of its assets or takes or suffers any similar action in consequence of a debt or ceases for any reason to carry on business.

            8.4 EFFECT OF EXPIRATION OR TERMINATION. Upon expiration of this Agreement under Section 9.1, Gen-Probe shall have a paid-up, non-exclusive license under the Licensed Know-How Rights in the Territory in respect of Licensed Products and Services. Upon termination of this Agreement under Section
9.2 or 9.3, Gen-Probe shall, and shall procure that its Affiliates and sublicensees shall, return to AdnaGen or destroy, as AdnaGen may direct, all documents (in whatever form whether electronic, printed or otherwise) and biological materials which embody the Licensed IP Rights (to the extent that these do not solely disclose information already in the public domain) and make no further use of the same for any reason whatsoever. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 7, 10, and 11 shall survive the expiration or termination of this Agreement.

      9.    INDEMNIFICATION

            9.1 INDEMNIFICATION. Gen-Probe shall defend, indemnify and hold AdnaGen, its affiliates and/or all directors, officers, employees, owners, agents and representatives of AdnaGen and its affiliates (the "AdnaGen Parties") harmless from any and all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from any claims, demands, actions and other proceedings to the extent related to or resulting from the manufacture, sale or use of Licensed Products or Additional Licensed Products, or Gen-Probe's use of the Licensed IP Rights under this Agreement, made against incurred or sustained by any of the AdnaGen Parties, including product liability claims (whether as a result of Gen-Probe's negligence or otherwise) and breach by Gen-Probe of any of the representations, warranties, covenants or agreement set forth herein.

            9.2 PROCEDURE. AdnaGen shall promptly notify Gen-Probe of any claim, demand, action or other proceeding for which AdnaGen Parties intend to claim indemnification. Gen-Probe shall have the right to participate in, and to the extent Gen-Probe so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by Gen-Probe; provided, however, that AdnaGen shall have the right to retain its own counsel, with the fees and expenses to be paid by Gen-Probe, if representation of a AdnaGen Party by the counsel retained by Gen-Probe would be inappropriate due to actual or potential differing interests between AdnaGen Party and any other party represented by such counsel in such proceedings. The indemnity obligations under this Section 9 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of Gen-Probe, which consent shall not be unreasonably withheld or delayed. The failure by AdnaGen to deliver notice to Gen-Probe within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, shall relieve such Indemnitor of any liability to AdnaGen under this Section 9 to the extent Gen-Probe is actually prejudiced thereby, but the failure or omission so to deliver notice to Gen-Probe shall not relieve it of any other liability that it may have to AdnaGen. Gen-Probe may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, without the prior express written consent of AdnaGen, which consent shall not be unreasonably withheld or delayed. AdnaGen, its employees and agents, shall reasonably cooperate with Gen-Probe and its legal representatives at Gen-Probe's expense in the investigation of any claim, demand, action or other proceeding covered by this Section 9.

      10.   MISCELLANEOUS

            10.1 CURRENCY. All references to dollar amounts in this Agreement are to United States dollars.

            10.2 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

      If to AdnaGen:             AdnaGen AG
                                 Ostpassage 7
                                 D-30853 Langenhagen,
                                 Germany
                                 Attention:  Winfried Albert

      If to Gen-Probe:           Gen-Probe Incorporated
                                 10201 Genetic Center Drive
                                 San Diego, California 92121
                                 Attention:  General Counsel

            10.3 ASSIGNMENT. Except as otherwise expressly provided under this Agreement neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations in writing of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 10.3 shall be void.

            10.4 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

            10.5 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement.

            10.6 INDEPENDENT CONTRACTORS. Each party hereby acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior consent of the other party to do so.

            10.7 WAIVER. The waiver by a party of any right hereunder, or of any failure to perform or breach by the other party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other party hereunder whether of a similar nature or otherwise.

            10.8 FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

            10.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            10.10 DISPUTE RESOLUTION. Any question, difference or dispute which may arise concerning the construction meaning or effect of this Agreement or concerning the rights and liabilities of the parties hereunder or any other matter arising out of or in connection with this Agreement shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (the "RULES"). The arbitrator shall have no authority to award punitive or other damages not measured by the prevailing party's actual damage. Any party initiating arbitration shall give written notice of arbitration to the other party. There shall be a single arbitrator appointed by the President for the time being of the American Arbitration Association. The arbitration shall take place in London, England. The decision and award rendered by the arbitrator shall be final and binding upon the parties. The costs and expenses, including the parties' attorney's fees, incurred in connection with the arbitration shall be assessed in accordance with
Article 31 of the Rules. Judgment upon the award may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, any party may seek immediate injunctive or other interim relief from any court of competent jurisdiction with respect to any matter for which monetary damages would not adequately protect such party's interests or otherwise to enforce and protect intellectual property rights owned or licensed to such party.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                                        ADNAGEN AG

                                        By /s/ Axel Deuring
                                           ----------------------------------
                                               Axel Deuring
                                        Chief Financial Officer

                                        GEN-PROBE INCORPORATED

                                        By /s/ Henry L. Nordhoff
                                           ----------------------------------
                                               Henry L. Nordhoff
                                        President and Chief Executive Officer

                                    EXHIBIT A

                             LICENSED PATENT RIGHTS

[   ***   ]

         [   ***   ]

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT B

                        EXISTING DISTRIBUTION AGREEMENTS

MoBiTec GmbH

Agreement to supply diagnostic kits and research reagents relating to proteins or nucleic acid sequences as diagnostic indicators for the presence of breast cancer and/or colon cancer embodying technology falling within the subject-matter of the Licensed Patent Rights. This agreement was originally entered into on an oral basis.

Genzyme Virotech GmbH

Agreement (dated October 2004) to supply diagnostic kits and research reagents relating to proteins or nucleic acid sequences as diagnostic indicators for the presence of breast cancer and/or colon cancer embodying technology falling within the subject-matter of the Licensed Patent Rights. This agreement is non-exclusive and covers the European Union as at 1 May 2004 together with Norway and Switzerland, with an initial termination date of 31 December 2005.